Exhibit 10.1

CNET NETWORKS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of December 20, 2006 (the “Effective Date”), by and between Neil Ashe (“Executive”) and CNET Networks, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 6 below.

RECITALS

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Duties.

(a) Position. Executive shall be employed as Chief Executive Officer of the Company. In such capacity he shall have overall responsibility for the management of the Company and report to and be subject to the direction and control of the Company’s Board of Directors. Executive has been appointed as a Class I member of the Company’s Board of Directors (the “Board”).

(b) Obligations to the Company. Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof. During the term of Executive’s employment relationship with the Company, Executive further agrees that he will devote all of his business time and attention to the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations so long as such engagements do not interfere with Executive’s ability to fulfill his obligations under this Agreement. To the extent consistent with the terms of this Agreement, Executive will comply with and be bound by the Company’s (including the Board’s) operating policies, procedures and practices from time to time in effect during the term of Executive’s employment.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason. If Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits or compensation other than as provided in this

Agreement; provided, however, that nothing herein shall be deemed a release of liability for acts or omissions occurring after the Effective Date. The rights and duties created by this Section 2 may not be modified in any way except by a written agreement executed by the Board and Executive.

3. Compensation. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the compensation described below in this Section 3.

(a) Salary. Executive shall receive an annual salary of five hundred thousand dollars (U.S.) ($500,000) (the “Base Salary”). Executive’s Base Salary will be payable pursuant to the Company’s normal payroll practices. Notwithstanding the foregoing, the Board shall be entitled to increase or decrease Executive’s Base Salary from time to time.

(b) Annual Bonus. In addition to the Base Salary, Executive will be eligible for an annual performance bonus, in an amount of up to $400,000 to be payable upon achievement of 100% of the performance goals and objectives to be determined by the Board in its discretion following discussion with Executive (the “Annual Bonus”) which, unless otherwise provided by this Agreement or determined by the Compensation Committee of the Board, shall be payable in accordance with the terms of the Company’s 2006 Incentive Plan or a successor plan thereto. Notwithstanding the foregoing, the Board shall be entitled to increase or decrease Executive’s maximum annual performance bonus opportunity from time to time.

(d) Stock Options. Effective October 17, 2006, Executive was granted non-qualified stock options to purchase one million five hundred thousand (1,500,000) shares of the Company’s common stock at a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant of such stock options. The term of such stock options is ten (10) years, subject to earlier expiration in the event of the termination of Executive’s service with the Company. The stock options shall vest and become exercisable as to twenty-five percent (25%) of the shares subject thereto upon Executive’s completion of one year of service measured from October 10, 2006, and with respect to 1/48th of the aggregate stock option shares in substantially equal monthly installments thereafter. Notwithstanding the foregoing, a portion of the shares subject to such stock options may vest on an accelerated basis pursuant to Section 5(b) below. Except as provided herein, such stock options will be subject to the provisions of the 2004 CNET Networks, Inc. Stock Incentive Plan and the applicable form of stock option agreement thereunder (the “Plan Documents”). With respect to any options granted by the Company to Executive in his capacity as Chief Executive Officer after the date hereof, Section 3(a)(iii) (Exercise of Stock Options) of the Company’s form Stock Option Agreement For Executive Committee Member shall provide for a one-year post-termination exercise period in place of a 90-day post-termination exercise period.

(e) Additional Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Executive shall be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other executive officers.

4. Termination of Agreement.

(a) Termination. This Agreement may be terminated upon the occurrence of any of the following events:

(i) The Company’s termination of Executive for Cause (as defined in Section 6 below) (“Termination for Cause”);

(ii) The Company’s termination of Executive without Cause (as defined in Section 6 below), which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii) The delivery of a written notice sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company with Good Reason (as defined in Section 6 below) (“Termination for Good Reason”); or

(iv) The delivery of a written notice sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company without Good Reason or the occurrence of Executive’s death or Disability.

(b) Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 13(c). For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(c) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment terminates for any reason other than death, the date specified in the Notice of Termination.

(d) Board of Directors. Upon the Date of Termination, Executive shall immediately resign from the Board of Directors of the Company and the board of directors or comparable body of every subsidiary, parent or other affiliated corporation of the Company, and every committee thereof.

5. Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 5:

(a) Payments on Termination Without Cause or Termination for Good Reason. If Executive’s employment with the Company terminates as a result of a Termination Without Cause or in the event Executive resigns from employment in a Termination for Good Reason, Executive will be entitled to receive the following severance and other benefits:

(i) Accrued Base Salary. The Company shall pay to Executive his full earned but unpaid Base Salary through the Date of Termination. In addition the Company shall pay to Executive all other amounts to which Executive is entitled under any compensation plan or practice of the Company on the Date of Termination, including payments as to accrued but unused vacation.

(ii) Severance Pay Based on Base Salary and Bonus. Provided that Executive first provides the Company with and does not revoke an executed and effective release of claims arising under this Agreement in form and substance acceptable to the Company and complies with his obligations under Section 4(d) of this Agreement, the Company shall pay to Executive in a single lump sum twelve (12) months of his Base Salary at the rate in effect immediately prior to delivery of the Notice of Termination plus a pro rata portion of Executive’s Annual Bonus for the year in which Executive terminates employment based on the number of completed days of such year prior to the Date of Termination and determined assuming all applicable performance targets are attained at the 100% level.

(b) Special Option Acceleration upon Termination Without Cause or Termination for Good Reason following a Change in Control. In the event of Executive’s Termination Without Cause or in the event Executive resigns from employment in a Termination for Good Reason, in either case within the twelve month period commencing on the consummation of a Change in Control, then in addition to any other benefits to which Executive may be entitled under Section 5(a) above and provided that Executive first provides the Company with and does not revoke an executed and effective release of claims arising under this Agreement in form and substance acceptable to the Company and complies with his obligations under Section 4(d) of this Agreement, Executive shall immediately become vested with respect to 100% of the options to purchase the Company’s capital stock that Executive then holds (including the options referenced in Section 3(d) and any other options to purchase the Company’s capital stock then held by Executive), effective on the Date of Termination. Notwithstanding the foregoing, Executive may, in his discretion, reject such immediate vesting and/or surrender vested options to the extent such vesting, together with any other payments in which Executive may become entitled in connection with such Change of Control, could result in the imposition of an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Prior to making any payment or accelerating any option vesting pursuant to Section 5(a) or Section 5(b) on or following the date of the consummation of a Change of Control, the Company shall perform all necessary calculations to determine whether the provisions of Section 5(a) and/or 5(b) might trigger any excise tax payable by Executive pursuant to Sections 280G and 4999 of the Code.

(c) Death, Disability; Termination for Cause. If Executive’s employment with the Company is terminated as a result of Executive’s death or Disability or as a result of Executive’s election to terminate his employment for any reason (other than a Termination for Good Reason) or in the event of Executive’s Termination for Cause, then Executive shall not be entitled to receive payment of any severance or other benefits described in this Section 5. Executive will receive payment(s) for all earned but unpaid Base Salary and unpaid vacation accrued as of the Date of Termination plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company in effect on the Date of Termination.

(d) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to Executive by the Company) claimed to be owed by Executive to the Company, or otherwise.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” for Executive’s termination shall mean (A) the Executive’s willful and material failure substantially to perform his lawful duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) or Executive’s willful and material failure to follow the lawful direction of the Board of Directors, (B) material dishonesty in the performance of the Executive’s duties to the Company, (C) conviction of a felony under the laws of the United States or any state thereof, (D) the Executive’s willful and material misconduct in connection with the Executive’s duties to the Company or any willful act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (E) the Executive’s willful and material breach of the terms of this Agreement or any non-compete, non-solicitation or confidentiality provisions to which the Executive is subject; provided, that any act or omission that is or would constitute grounds for a Termination for Cause shall not constitute such grounds for a Termination for Cause if: (A) the Company does not send a Notice of Termination to Executive within 45 days after the event occurs; or (B) in regard to section 6(a)(A) or (E), above, the Executive cures the act or omission that would give rise to a Termination for Cause within 20 days after the delivery of the Notice of Termination.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(C) an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

Notwithstanding the foregoing, neither of the following events shall constitute an “acquisition” by any person or group for purposes of this clause (i): (x) a change in the voting power of the Company’s voting securities based on the relative trading values of the Company’s then outstanding securities as determined pursuant to the Company’s Certificate of Incorporation, or (y) an acquisition of the Company’s securities by the Company which, either alone or in combination only with the other event, causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control;

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which more than 50% of the members of the board of directors of the Successor Entity were members of the Incumbent Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction, and

(C) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (C) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company and the other entity prior to the consummation of the transaction; or

(iv) a liquidation or dissolution of the Company.

For purposes of clause (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of clause (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.

(c) “Disability” shall mean the inability of Executive to perform in all material respects his duties and responsibilities to the Company, or any subsidiary or affiliate of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Board may reasonably determine in good faith.

(d) A Termination for “Good Reason” shall occur upon Executive’s resignation from the Company other than as a result of Executive’s death or Disability or as a result of Cause; provided Executive’s resignation occurs within ninety (90) days after the occurrence of any of the following:

(i) a reduction in Executive’s base salary, target bonus or benefits as in effect immediately prior to such reduction;

(ii) the assignment to or removal from Executive of duties or responsibilities that result in a material diminution in Executive’s overall duties, authority or scope of responsibilities;

(iii) the relocation of Executive’s employment to a facility or a location more than thirty (30) miles from Executive’s then present location, without the Executive’s consent; or

(iv) failure of a successor upon a Change of Control to assume in writing and without qualification all obligations under this Agreement.

Provided, further, that an event that is or would constitute grounds for a resignation for Good Reason shall not constitute such grounds for a resignation for Good Reason if: (A) Executive does not send a Notice of Termination to the Company within forty-five (45) days after the event occurs; or (B) the Company reverses the action or cures the default that would give rise to a Termination for Good Reason within twenty (20) days after the delivery of the Notice of Termination.

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance described above which may give rise to a Termination for Good Reason.

7. Compliance with Section 409A of the Internal Revenue Code.

(a) Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the fifteenth day of the third month following the Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.”

(b) Compliance with Code Section 409A. Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by the Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, then: (i) subject to clause (ii), such benefit shall be paid upon Executive’s separation from service, with respect to the Company and its affiliates within the meaning of Section 409A of the Code, and (ii) if Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, with respect to the Company and its affiliates, such benefit shall be paid upon the date which is six months after the date of Executive’s “separation from service” (or, if earlier, the date of Executive’s death). In the event that any benefit provided for in this Agreement is subject to this subsection, such benefit shall be paid on the sixtieth day following the payment date determined under this subsection.

8. Confidentiality Agreement. Executive has signed an Employment, Proprietary Information and Invention Assignment Agreement in a form acceptable to the Company that covers protection of the Company’s proprietary information and assignment of inventions (the “Confidentiality Agreement”). Executive hereby represents and warrants to the Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company.

9. Noncompetition Covenant. Executive hereby agrees that he shall not, while employed by the Company, without the prior written consent of the Company’s Board of Directors, carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) that is competitive with the business conducted by the Company (as conducted now or during the term of this Agreement), nor engage in any other activities that conflict with Executive’s obligations to the Company.

10. Nonsolicitation Covenant. Executive hereby agrees that he shall not, while employed by the Company, and with respect to clause (b) below during the twelve-month period following the Date of Termination, without the prior written consent of the Company’s Board of Directors, do any of the following:

(a) Solicit Business. Solicit or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; and

(b) Solicit Personnel. Solicit or attempt to influence any person employed by the Company or any consultant then retained by the Company to terminate or otherwise cease his employment or consulting relationship with the Company or become an employee of or consultant to any competitor of the Company.

11. Conflicts. Executive represents that his performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Executive further represents that he is entering into or has entered into an employment relationship with the Company of his own free will.

12. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets that executes and delivers the assumption agreement described in this Section 12 or that becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Miscellaneous Provisions.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Sole Agreement. This Agreement and the documents and agreements referenced herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein. Any of Executive’s rights hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which Executive is a party or in which Executive is a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans and agreements.

(c) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when sent by facsimile, delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company’s principal offices or Executive’s last known address as contained in the Company’s files, as applicable.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California applicable to contracts entered into, and wholly to be performed, within the State of California, without giving effect to the principles of conflict of laws.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Arbitration.

(i) Unless otherwise provided herein, in the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in City and County of San Francisco, California, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(ii) The Company will pay the direct costs and expenses of the arbitration, including arbitration and arbitrator fees, in excess of the cost to Executive of litigating in a court of competent jurisdiction. Except as otherwise provided by statute, Executive and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement. Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

(iii) This Section 13(g) shall not apply to the Confidentiality Agreement.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.

(i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

The parties have executed this Agreement the date first written above.

CNET NETWORKS, INC.

By:	/s/ George Mazzotta
Name	George Mazzotta
Title:

Address:

NEIL ASHE

Signature:	/s/ Neil Ashe

Address: